NSAI NETHERLAND, SEWELL & ASSOCIATES, INC.
WORLDWIDE PETROLEUM CONSULTANTS
ENGINEERING • GEOLOGY • GEOPHYSICS • PETROPHYSICS

March 13, 2026

The Bank of New York Mellon Trust Company, N.A.,
as Trustee
Gulf Coast Ultra Deep Royalty Trust
601 Travis Street, 16th Floor
Houston, Texas 77002

Ladies and Gentlemen:

As requested, we have reviewed the proved reserves, as of December 31, 2025, for the Jeanerette Minerals 1 well located in Bayou Long Field, St. Martin Partish, Louisiana. It is our understanding that a material operational issue occurred with this well on January 19, 2023, and that attempts to bring the well back to commercial production have been unsuccessful. It is also our understanding that the well has remained shut-in through the end of 2025 and that as of December 31, 2025, the operator is working on a plan to permanently abandon the well. As such, it is our opinion that there are no proved reserves associated with this well as of December 31, 2025. It is our understanding that the A0406 #1 well is currently being drilled in this field; however, as of December 31, 2025, no data regarding the reservoir interval has been acquired and consequently, it is our opinion that there are no proved reserves associated with this well.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

By: Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

By:
John R. Cliver, P.E. 107216
Senior Vice President

STATE OF TEXAS
J. R. CLIVER
107216
LICENSED
PROFESSIONAL ENGINEER

Date Signed: March 13, 2026

JRC:WKE